UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 27, 2014
Date of Report (Date of earliest event reported)

Two River Bancorp
(Exact name of registrant as specified in its charter)

New Jersey	000-51889	20-3700861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

766 Shrewsbury Avenue, Tinton Falls, New Jersey	07724
(Address of principal executive offices)	(Zip Code)

(732) 389-8722
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 27, 2014, the Registrant's Board of Directors voted to increase the size of Class II of the Board of Directors, whose terms expire at the 2017 annual meeting of the Registrant's shareholders, by one, and elected Charles F. Butrico Jr. to serve as a Class II director of the Registrant, effective November 1, 2014. He will also serve as a director of the Registrant's wholly-owned subsidiary, Two River Community Bank (the "Bank"). Mr. Butrico is currently a Client Relationship Executive with Computer Sciences Corporation, a large provider of information technology and professional services with whom he has been employed since 1996. He has thirty five years of experience in a variety of information systems capacities, including as a developer, analyst, system programmer, project manager and account executive. Mr. Butrico also served as the Mayor of the Borough of South Plainfield, New Jersey from 2007 to 2010.

The Board of Directors has not appointed Mr. Butrico to any committees and is in the process of determining the committees of the Board of Directors on which he will serve. Mr. Butrico will be compensated for his service as a director on the same basis as the other non-employee directors of the Registrant, including board fees and the eligibility to receive stock-based awards and other compensation paid to the Registrant's directors.

There have been no transactions within the last fiscal year, or any currently proposed transactions, in which the Registrant or the Bank was or is to be a participant and in which Mr. Butrico has or had a direct or indirect material interest which would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Butrico's election is provided as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Two River Bancorp, announcing election of Charles F. Butrico Jr., dated October 30, 2014

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Two River Bancorp
Date: October 30, 2014	By:	/s/ A. RICHARD ABRAHAMIAN A. Richard Abrahamian Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Two River Bancorp, announcing election of Charles F. Butrico Jr., dated October 30, 2014